Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of March 14, 2007
among
ROADRUNNER DAWES FREIGHT SYSTEMS, INC.,
SARGENT TRUCKING, INC.,
BIG ROCK TRANSPORTATION, INC.,
MIDWEST CARRIERS, INC.,
SMITH TRUCK BROKERS, INC. and
B&J TRANSPORTATION, INC.,
each as a Borrower,
THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,
LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent
and
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent
LASALLE BANK NATIONAL ASSOCIATION,
as Arranger

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Page

15.20.	WAIVER OF JURY TRIAL	97

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ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Capital Securities
SCHEDULE 9.15	Environmental Matters
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.21	Labor Matters
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.10	Investments
SCHEDULE 12.1	Debt to be Repaid

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT D	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT E	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT F	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT G	Form of Excess Cash Flow Certificate (Section 10.1.4)

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
          THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 14, 2007 (as amended or otherwise modified from time to time, this “Agreement”) is entered into among ROADRUNNER DAWES FREIGHT SYSTEMS, INC., a Delaware corporation (“Roadrunner”), SARGENT TRUCKING, INC., a Maine corporation (“Sargent”), BIG ROCK TRANSPORTATION, INC., an Indiana corporation (“Big Rock”), MIDWEST CARRIERS, INC., an Indiana corporation (“Midwest”), SMITH TRUCK BROKERS, INC., a Maine corporation (“Smith Truck”) and B&J TRANSPORTATION, INC., a Maine corporation (“B&J”; Sargent, Big Rock, Midwest, Smith Truck and B&J each a “Sargent Company” and collectively the “Sargent Companies”; the Sargent Companies and Roadrunner each a “Borrower” and collectively the “Borrowers”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent for the Lenders and U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent for the Lenders.
RECITALS:
          WHEREAS, to fund the repayment of certain indebtedness of Dawes Transport, Inc., a former Wisconsin corporation (“Dawes”), to provide working capital financing for Dawes and to provide funds for other general corporate purposes of Dawes, Dawes entered into that certain Credit Agreement dated as of March 31, 2005, among Dawes, the various financial institutions party thereto and LaSalle, individually and as agent for such financial institutions (as amended or otherwise modified through June 6, 2005, the “Original Dawes Credit Agreement”); and
          WHEREAS, to secure all of its obligations, liabilities and indebtedness under the Original Dawes Credit Agreement, Dawes pledged to the Administrative Agent, for the benefit of the Administrative Agent and the “Lenders” under, and as such term is defined in, the Original Dawes Credit Agreement (herein, the “Dawes Lenders”), certain capital stock of its Subsidiaries (as defined therein) and granted to the Administrative Agent, for the benefit of the Administrative Agent and the Dawes Lenders, a security interest in and lien upon substantially all of its personal and real properties; and
          WHEREAS, to fund the repayment of certain indebtedness of Roadrunner Freight Systems, Inc., a former Wisconsin corporation (“Old Roadrunner”), to provide working capital financing for Old Roadrunner and to provide funds for other general corporate purposes of Old Roadrunner, Old Roadrunner entered into that certain Credit Agreement dated as of July 25, 2003 between Old Roadrunner and LaSalle (as amended or otherwise modified through June 6, 2005, the “Original Roadrunner Credit Agreement”; the Original Dawes Credit Agreement and the Original Roadrunner Credit Agreement together being referred to as the “Original Credit Agreements”); and

          WHEREAS, to secure all of its obligations, liabilities and indebtedness under the Original Roadrunner Credit Agreement, Old Roadrunner granted to LaSalle a security interest in and lien upon substantially all of its personal and real properties; and
          WHEREAS, LaSalle, the Dawes Lenders, Dawes and Old Roadrunner amended and restated the terms and provisions of the Original Credit Agreements pursuant to the terms and conditions set forth in that certain Amended and Restated Credit Agreement dated as of June 6, 2005 among LaSalle, the Dawes Lenders, Dawes and Old Roadrunner (as amended or otherwise modified through the date hereof, the “Restated Credit Agreement”); and
          WHEREAS, Roadrunner is successor-in-interest by merger to each of Dawes and Old Roadrunner; and
          WHEREAS, Roadrunner Dawes, Inc., a Delaware corporation and the sole direct shareholder of Roadrunner (“Holdings”), has (i) guaranteed all of the obligations, liabilities and indebtedness of Roadrunner to LaSalle and the Dawes Lenders under the Restated Credit Agreement, (ii) pledged to the Administrative Agent, for the benefit of the Administrative Agent, LaSalle and the Dawes Lenders, all of the outstanding capital stock of Roadrunner and (iii) granted to the Administrative Agent, for the benefit of the Administrative Agent, LaSalle and the Dawes Lenders, a security interest in and lien upon substantially all of its personal property; and
          WHEREAS, on the Closing Date (as hereinafter defined in Section 1.1) the aggregate outstanding principal balance amount of the “Loans” under, and as such term is defined in, the Restated Credit Agreement, inclusive of accrued and unpaid interest on the “Term Loans”, as such term is defined in the Restated Credit Agreement, is $56,141,446.47 (the “Credit Balance”); and
          WHEREAS, immediately prior to the Sargent Merger (as defined below), Sargent Transportation, LLC, a Delaware limited liability company (“Sargent Holdings”) was a Wholly-Owned Subsidiary (as hereinafter defined in Section 1.1) of Holdings; and
          WHEREAS, prior to the execution and delivery of this Agreement, Sargent Holdings merged with Sargent Transportation Group, Inc., a former Delaware corporation and the then sole direct shareholder of each of the Sargent Companies (“Sargent Holdings Corp.”), with Sargent Holdings being the surviving entity of such merger (the “Sargent Merger”); and
          WHEREAS, the Sargent Merger was consummated pursuant to the terms of that certain Agreement and Plan of Merger dated as of March 14, 2007 among Holdings, Sargent Holdings Corp. and Sargent Holdings (the “Sargent Merger Agreement”); and
          WHEREAS, each of the Borrowers desires that the Lenders amend and restate the terms and provisions of the Restated Credit Agreement pursuant to the terms and conditions set forth in this Agreement, thereby providing certain terms and revolving credit facilities (which include letters of credit) to the Borrowers;
          WHEREAS, each of Holdings and Roadrunner desires to reaffirm, as applicable, its prior pledges and grants of security interest made in connection with the Restated Credit Agreement, and to confirm that such pledges and grants secure all of the Obligations (as hereinafter defined in Section 1.1); and
          WHEREAS, each Sargent Company desires to grant to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in, and a lien upon, substantially all of its personal properties to secure all of the Obligations; and
          WHEREAS, Sargent Holdings desires to (i) guarantee all of the Obligations under this Agreement, (ii) pledge to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, all of the outstanding capital stock of each Sargent Company and (iii) grant to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in, and a lien upon, substantially all of its personal properties;
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Administrative Agent agree as follows:
     SECTION 1. DEFINITIONS.
          1.1. Definitions.
          When used herein the following terms shall have the following meanings:
          Account Debtor is defined in the Guaranty and Collateral Agreement.
          Account or Accounts is defined in the UCC.
          Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary of the acquiring Person).
          Adjusted Current Assets means, as of any date of determination, the consolidated current assets of Holdings and its Subsidiaries at such date minus, in each case to the extent otherwise included in such consolidated current assets and without duplication, the sum of (i) cash and cash equivalents and (ii) amounts due from Affiliates.

          Adjusted Current Liabilities means, as of any date of determination, the consolidated current liabilities of Holdings and its Subsidiaries at such date minus, in each case to the extent otherwise included in such consolidated current liabilities and without duplication, the sum of (i) the current portion of Debt (including current maturities of long-term Debt) of Holdings and its Subsidiaries, (ii) the outstanding amount of Revolving Loans and (iii) amounts due to Affiliates.
          Adjusted Working Capital means, as of any date of determination, Adjusted Current Assets as of such date minus Adjusted Current Liabilities as of such date.
          Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
          Affected Loan — see Section 8.3.
          Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.
          Agent Fee Letter means the fee letter dated as of the date hereof between Borrowers and the Administrative Agent.
          Agreement — see the Preamble.
          American Capital means American Capital Strategies, Ltd., a Delaware corporation.
          Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

	Total Debt to
Level	EBITDA Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	≥ 4.75 to 1.0	4.00%	2.50%	0.50%	4.00%
II	≥ 4.25 to 1.0 but
	<4.75 to 1.0	3.75%	2.25%	0.50%	3.75%

	Total Debt to
Level	EBITDA Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
III	≥ 3.75 to 1.0 but
	<4.25 to 1.0	3.50%	2.00%	0.50%	3.50%
IV	≥ 3.25 to 1.0 but
	<3.75 to 1.0	3.25%	1.75%	0.50%	3.25%
V	≥ 2.75 to 1.0 but
	<3.25 to 1.0	2.75%	1.25%	0.30%	2.75%
VI	<2.75 to 1.0	2.50%	1.00%	0.30%	2.50%
          The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent an adjustment is applicable, on the fifth (5th) Business Day after Borrowers provide or are required to provide the annual and quarterly financial statements and other information pursuant to Sections 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if Borrowers fail to deliver any of the financial statements and/or the Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and/or Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; and (c) the initial Applicable Margin on the Closing Date shall be based on Level I until the date on which the financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending June 30, 2007.
          Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which, absent the occurrence and continuance of an Event of Default, is to be replaced, and is in fact replaced during the absence of any Event of Default, within 180 days after such Disposition with another asset that is usable in the business of Borrowers and (b) other Dispositions in any Fiscal Year the Net Proceeds of which do not in the aggregate exceed $200,000.
          Assignee — see Section 15.6.1.
          Assignment Agreement — see Section 15.6.1.
          Attorney Costs means, with respect to any Person, all reasonable fees and charges of any external counsel to such Person, all reasonable disbursements of such external counsel and all court costs and similar legal expenses.
          B&J — see the Preamble.

          Bank Product Agreements means those certain cash management service or other agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products.
          Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.
          Bank Products means any service or facility extended to any Loan Party by any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.
          Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.
          Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.
          Base Rate Margin — see the definition of Applicable Margin.
          Big Rock — see the Preamble.
          Borrower(s) — see the Preamble.
          Borrower Representative means Roadrunner in its capacity as representative of the Borrowers pursuant to the provisions of Section 2.8.
          Borrowing Base means an amount equal to the total of (i) 90% of the unpaid amount of all Eligible Accounts, for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, subject to the completion of the Administrative Agent’s initial field examination of the Borrowers’ operations no later than June 30, 2007 and (ii) 80% of the unpaid of all Eligible Account, from and following the first to occur of (x) the day following the first anniversary of the Closing Date and (y) July 1, 2007, in the event Administrative Agent shall have failed to complete its initial field examination of the Borrowers’ operations by June 30, 2007.
          Borrowing Base Certificate means a certificate substantially in the form of Exhibit C.
          BSA — see Section 10.4.

          Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.
          Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrowers, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.
          Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
          Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
          Cash Collateralize means to deliver cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.
          Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrative Agent.
          Change of Control means the occurrence of any of the following events: (a) Sponsor shall cease to own and control at least 51% of the outstanding Capital Securities of Holdings; (b) Sponsor shall cease to have the right, either by contract or as result of Capital Security ownership, to elect a majority of the board of directors of Holdings and to direct the management policies and decisions of Holdings, or shall at any time fail to exercise such right, (c) Holdings shall cease to directly own and control 100% of each class of the outstanding Capital Securities of each of Roadrunner and Sargent Holdings; (d) Sargent Holdings shall cease to directly own and control 100% of each class of the outstanding Capital Securities of each Sargent Company; (e) any Borrower (or the entity resulting from any merger between the Borrowers pursuant to Section 11.4) shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each Subsidiary (to the extent such Subsidiaries are permitted hereunder following the Closing Date) or (e) a “Change of Control” shall occur under the Mezzanine Purchase Agreement.
          Closing Date — see Section 12.1.
          Code means the Internal Revenue Code of 1986.
          Collateral has the meaning as defined in the Guaranty and Collateral Agreement.
          Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a lessor of real property on which Collateral is stored or otherwise located acknowledges the Liens of the Administrative Agent and waives or subordinates, in a manner reasonably satisfactory to the Administrative Agent, any Liens held by such Person on such property, and permits the Administrative Agent reasonable access to such real property following the occurrence and during the continuance of an Event of Default.
          Collateral Documents means, collectively, the Guaranty and Collateral Agreement, each Collateral Access Agreement, each Mortgage, each control agreement and any other agreement or instrument pursuant to which any Loan Party or any other Person grants or purports to grant a Lien to the Administrative Agent for the benefit of the Lenders or otherwise relates to such Lien.
          Commitment means, as to any Lender, such Lender’s commitment interest in, and commitment to make, Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender’s Commitment is set forth on Annex A.
          Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.
          Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

          Consolidated Net Income means, with respect to Holdings and its Subsidiaries for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, excluding any gains and/or losses from Dispositions of any assets, any extraordinary gains, any extraordinary losses and any gains from discontinued operations.
          Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.
          Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Loan Parties, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
          Credit Balance — see the Recitals.
          Dawes — see the Recitals.
          Dawes Lenders — see the Recitals.
          Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (including the Deferred Sargent Earnout Obligations, but excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Contingent Liabilities of such Person, (h) all Debt of any partnership of which such Person is a general partner and (i) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.
          Debt to be Repaid means Debt listed on Schedule 12.1.
          Deferred Sargent Earnout Obligations means the portion of the Sargent Earnout Obligations due on or about November 30, 2012.
          Designated Proceeds — see Section 6.2.2(a).
          Dollar and the sign “$” mean lawful money of the United States of America.
          EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation, amortization for such period, transaction expenses incurred during such period attributable to the Related Transactions (not exceeding $1,500,000 in the aggregate for all such expenses), cash expenses incurred following September 30, 2006, not to exceed $1,250,000 in the aggregate, in connection with the integration of the businesses of the Borrowers, and other non-cash charges required by GAAP (including, without limitation, those resulting from purchase accounting and the grant by Holdings of stock options and other equity-related incentives); provided, that EBITDA for each period set forth below shall be deemed to be the amount set forth below opposite such period:

Month	Amount
April 1, 2006 through and including June 30, 2006	$8,301,000
July 1, 2006 through and including September 30, 2006	$7,612,000

Month	Amount
October 1, 2006 through and including December 31, 2006	$2,576,000
January 1, 2007 through and including January 31, 2007 and February 1, 2007 through and including February 28, 2007	Actual reported EBITDA of Borrowers for such months, subject to adjustments that are reasonably acceptable to Administrative Agent and are consistent with the adjustments reflected in the EBITDA amounts specified above by dollar amounts.
          Eligible Account means an Account owing to any Borrower which meets each of the following requirements:
          (a) it arises from the rendering of services which have been fully performed by such Borrower;
          (b) it (i) is subject to a perfected, first priority Lien in favor of the Administrative Agent and (ii) is not subject to any other assignment, claim or Lien;
          (c) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever;
          (d) to the extent it is not subject to any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder, and to the extent the Account Debtor has not refused to accept any of the services which are the subject of such Account;
          (e) there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto;
          (f) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States or Canada (excluding Quebec, the Northwest Territories and Nunavit), unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Administrative Agent;
          (g) it arises in the ordinary course of business of such Borrower;
          (h) if the Account Debtor is the United States or any department, agency or instrumentality thereof, such Borrower has assigned its right to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Administrative Agent) of such assignment has been delivered to the Administrative Agent;
          (i) if such Borrower maintains a credit limit for an Account Debtor, to the extent the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;
          (j) if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Administrative Agent or, in the case of electronic chattel paper, shall be in the control of the Administrative Agent, in each case in a manner satisfactory to the Administrative Agent;
          (k) such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) 60 days past the due date thereof or (ii) 90 days past the original invoice date thereof (increased to 120 days with respect to Accounts containing 60 day terms), in each case according to the original terms of sale;
          (l) the Account Debtor with respect thereto is not an Affiliate of any Borrower;
          (m) it is not owed by an Account Debtor with respect to which 25% or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (k) of this definition; and
          (n) if the aggregate amount of all Accounts owed by the Account Debtor thereon exceeds 25% of the aggregate amount of all Accounts at such time, then all Accounts owed by such Account Debtor in excess of such amount shall be deemed ineligible.
An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.
          Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
          Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

          Eos means Eos Management, Inc., a Delaware corporation.
          ERISA means the Employee Retirement Income Security Act of 1974.
          Event of Default means any of the events described in Section 13.1.
          Excess Cash Flow means, for any period, the remainder of (a) the sum of EBITDA for such period, plus the decrease, if any, in the amount of Adjusted Working Capital as of the last day of such period over the amount of Adjusted Working Capital as of the day immediately preceding the first day of same period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of the Term Loan made during such period, plus (ii) cash payments made in such period with respect to Capital Expenditures, plus (iii) all income taxes paid in cash by the Loan Parties during such period, plus (iv) cash Interest Expense of the Loan Parties during such period, plus (v) transaction expenses attributable to the Related Transactions paid in cash by the Loan Parties during such period, to the extent added back in the computation of EBITDA for such period, plus (vi) cash expenses incurred in connection with the integration of the businesses of the Borrowers, to the extent added back in the computation of EBITDA for such period plus (vii) the increase, if any, in the amount of Adjusted Working Capital as of the last day of such period over the amount of Adjusted Working Capital as of the day immediately preceding the first day of such period plus (viii) cash payments in respect of the Sargent Earnout Obligations made or scheduled to be made during the Fiscal Year in which Excess Cash Flow is payable for such period (and, if scheduled to be made, solely to the extent the amount thereof has been agreed to among Sargent Holdings, Bruce Sargent and Michael Tweedie), to the extent such payments (in the case of the Deferred Sargent Earnout Obligations) are permitted under the terms of the Sargent Earnout Subordination Agreement plus (ix) cash payments of dividends on the Holdings Preferred Stock, to the extent such payments are permitted under the terms of the Sargent Earnout Subordination Agreement.
          Excluded Taxes means taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes).
          Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.
          Fiscal Quarter means a fiscal quarter of a Fiscal Year.

          Fiscal Year means the fiscal year of Holdings and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2003”) refer to the Fiscal Year ending on December 31 of such calendar year.
          Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDA plus Rental Expense minus the sum of income taxes paid in cash by the Loan Parties and all unfinanced Capital Expenditures to (b) the sum for such period of (i) cash Interest Expense plus (ii) regularly scheduled payments of principal of Funded Debt (including the Term Loan but excluding (in each case, to the extent otherwise included) the Revolving Loans and the Sargent Earnout Obligations) plus (iii) Rental Expense plus (iv) the aggregate amount distributed by Holdings in connection with the repurchase of Capital Securities of Holdings plus (v) payments of dividends on the Holdings Preferred Stock; provided, that, for purposes of this definition, (i) Rental Expenses, income taxes paid in cash, unfinanced Capital Expenditures, cash Interest Expense and regularly scheduled payments of principal of Funded Debt for each period set forth below shall be deemed to be the amount set forth below for such period:

	Rental	Cash Income	Unfinanced Capital
Period	Expense	Taxes	Expenditures
April 1, 2006 through and including June 30, 2006	$2,489,000	($1,747,000)	$360,000
July 1, 2006 through and including September 30, 2006	$2,582,000	$148,000	$236,000
October 1, 2006 through and including December 31, 2006	$2,430,000	$84,000	$174,000

	Cash Interest	Regularly Scheduled
Period	Expense	Payments of Principal
April 1, 2006 through and including June 30, 2006	$2,406,000	$0
July 1, 2006 through and including September 30, 2006	$2,363,000	$0
October 1, 2006 through and including December 31, 2006	$2,731,000	$0
          FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
          Funded Debt means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

          GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.
          Group — see Section 2.2.1.
          Guaranty and Collateral Agreement means the Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by the Loan Parties in favor of the Administrative Agent and the Lenders, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to the Administrative Agent.
          Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.
          Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
          Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.
          Holdings — see the Recitals.
          Holdings Preferred Stock means the Series A Redeemable Preferred Stock of Holdings.
          Indemnified Liabilities — see Section 15.17.
          Intercompany Loans — see Section 2.8.

          Interest Expense means for any period the consolidated interest expense of Holdings and its Subsidiaries for such period (including all imputed interest on Capital Leases).
          Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by Borrower Representative pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:
          (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
          (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
          (c) Borrowers may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and
          (d) Borrowers may not select any Interest Period for the Term Loan if, after giving effect to such selection, the aggregate principal amount of the Term Loan having Interest Periods ending after any date on which an installment of the Term Loan is scheduled to be repaid would exceed the aggregate principal amount of the Term Loan scheduled to be outstanding after giving effect to such repayment.
          Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.
          IRS means the Internal Revenue Service.
          Issuing Lender means LaSalle, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.
          LaSalle — see the Preamble.
          L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.
          L/C Fee Rate — see the definition of Applicable Margin.

          Lender — see the Preamble. References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product (it being agreed that none of such Affiliates shall have any consent or other approval rights over any release by Administrative Agent of any Lien granted to or held by Administrative Agent under any Collateral Document).
          Lender Party — see Section 15.17.
          Letter of Credit — see Section 2.1.3.
          LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.
          LIBOR Margin — see the definition of Applicable Margin.
          LIBOR Office means, with respect to any Lender, the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.
          LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.
          Lien means, with respect to any Person, any interest in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
          Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Collateral Documents, the Subordination Agreements and all documents, instruments and agreements delivered in connection with the foregoing.
          Loan Party means Holdings, Sargent Holdings, the Borrowers and, if any, each Subsidiary.
          Loan or Loans means, as the context may require, Revolving Loans, the Term Loan and/or Swing Line Loans.
          Management Agreement means that certain Amended and Restated Management and Consulting Agreement dated as of March 14, 2007 among Thayer Management, Eos, the Sargent Companies and Roadrunner.
          Mandatory Prepayment Event — see Section 6.2.2(a).
          Margin Stock means any “margin stock” as defined in Regulation U.
          Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.
          Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the material Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document.
          Mezzanine Debt means Debt evidenced by the Mezzanine Purchase Agreement.
          Mezzanine Purchase Agreement means that certain Amended and Restated Notes Purchase Agreement among the Sargent Companies, Roadrunner, the guarantors listed therein, the Sankaty Entities and American Capital.
          Mezzanine Subordination Agreement means that certain Subordination Agreement dated as of the date hereof among Holdings, Sargent Holdings, Borrowers, the Administrative Agent, the Sankaty Entities and American Capital.
          Midwest — see the Preamble.

          Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property of any Loan Party.
          Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any other member of the Controlled Group could reasonably be expected to have any liability.
          Net Cash Proceeds means:
          (a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by Borrowers to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);
          (b) with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and
          (c) with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).
          Non-U.S. Participant — see Section 7.6(d).
          Non-Use Fee Rate — see the definition of Applicable Margin.
          Note means a promissory note substantially in the form of Exhibit A.
          Notice of Borrowing — see Section 2.2.2.
          Notice of Conversion/Continuation — see Section 2.2.3.
          Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
          OFAC — see Section 10.4.

          Old Roadrunner — see the Recitals.
          Original Credit Agreements — see the Recitals.
          Original Dawes Credit Agreement — see the Recitals.
          Original Roadrunner Credit Agreement — see the Recitals.
          PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
          Participant — see Section 15.6.2.
          Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrowers or any member of the Controlled Group could reasonably be expected to have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
          Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.
          Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
          Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.
          Prior Obligations — see Section 2.6.
          Pro Rata Share means:
          (a) with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Lender, and with respect to a Lender’s right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment of such Lender being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate Revolving Commitment of all Lenders and (y) from and after the time the

Revolving Commitment of such Lender has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (ii) the aggregate unpaid principal amount of all Revolving Outstandings;
          (b) with respect to a Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loan, the percentage obtained by dividing (i) the principal amount of such Lender’s Term Loan by (ii) the principal amount of the Term Loan of all Lenders; and
          (c) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Commitment plus the unpaid principal amount of such Lender’s Term Loan by (ii) the aggregate amount of Revolving Commitment of all Lenders plus the unpaid principal amount of the Term Loan of all Lenders; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) plus the unpaid principal amount of such Lender’s Term Loan by (B) the principal amount of all outstanding Revolving Outstandings plus the unpaid principal amount of the Term Loan of all Lenders.
          Refunded Swing Line Loan — see Section 2.2.4(c).
          Register — see Section 15.7.
          Regulation D means Regulation D of the FRB.
          Regulation U means Regulation U of the FRB.
          Related Agreements means the Sargent Merger Agreement, the documents and agreements giving effect to the Sargent Merger and all material agreements, documents and instruments executed in connection therewith.
          Related Transactions means the transactions contemplated by the Related Agreements.
          Rental Expense means, for any period, rent expense during such period in connection with operating leases of real and personal property with an initial or extended duration of one year or more, including the current maturities thereof, as determined in accordance with GAAP.
          Replacement Lender — see Section 8.7(b).
          Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the

Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.
          Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed 67% as determined pursuant to clause (c) of the definition of “Pro Rata Share”; provided, that at any time that there exists only two Lenders, Required Lenders shall mean both Lenders.
          Restated Credit Agreement — see the Recitals.
          Revolving Commitment means, as to any Lender, the amount specified for such Lender as the “Revolving Commitment Amount” on Annex A hereto, subject to adjustment pursuant to any and all Assignment Agreements entered into by such Lender following the Closing Date, in each case as such amount may be reduced from time to time pursuant to Section 6.1. On the Closing Date, the aggregate Revolving Commitments of all Lenders is $50,000,000, as such amount may be reduced from time to time pursuant to Section 6.1.
          Revolving Loan — see Section 2.1.1.
          Revolving Loan Availability means the lesser of (i) the Revolving Commitment of all Lenders and (ii) the Borrowing Base.
          Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.
          Roadrunner — see the Preamble.
          Sankaty Entities means Sankaty Credit Opportunities, L.P., Sankaty Credit Opportunities II, L.P. and RGIP, LLC.
          Sargent — see the Preamble.
          Sargent Companies — see the Preamble.
          Sargent Earnout Obligations means the “Contingent Payments”, as such term is defined in the Sargent Purchase Agreement.
          Sargent Earnout Subordination Agreement means, collectively, (i) that certain Subordination Agreement dated as of the date hereof among Administrative Agent, Sargent Holdings, Holdings and Michael Tweedie, as amended or otherwise modified from time to time and (ii) that certain Subordination Agreement dated as of the date hereof among Administrative Agent, Sargent Holdings, Holdings and Bruce Sargent, as amended or otherwise modified from time to time.
          Sargent Holdings — see the Recitals.

          Sargent Holdings Corp. — see the Recitals.
          Sargent Merger — see the Recitals.
          Sargent Merger Agreement — see the Recitals.
          Sargent Purchase Agreement means that certain Stock Purchase Agreement dated as of October 4, 2006 among the Sargent Companies, Sargent Holdings Corp., Bruce Sargent and Michael Tweedie, as the same exists on the date hereof.
          SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.
          Senior Debt means all Total Debt of Holdings and its Subsidiaries other than Subordinated Debt.
          Senior Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Senior Debt as of such day to (b) EBITDA for the Computation Period ending on such day.
          Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.
          Smith Truck see the Preamble.
          Specified Delivery Sections means each of Sections 10.1.1, 10.1.2, 10.1.3, 10.1.4, 10.1.7 and 10.1.9.
          Sponsor means Thayer Equity Investors V, L.P., a Delaware limited partnership.
          Sponsor Make Whole Agreement means that certain Keep Well Agreement dated as of the date hereof among Sponsor, the Sankaty Entities and American Capital, as the same exists on the Closing Date.
          Sponsor Make Whole Subordinated Debt means unsecured Debt of Holdings owing to Sponsor made pursuant to the terms of the Sponsor Make Whole Agreement which has subordination terms, covenants, pricing and other terms which have been approved in writing by Administrative Agent prior to the creation of such Debt.
          Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed drawings, payments and disbursements under such Letter of Credit.

          Subordinated Debt means (a) the Mezzanine Debt, (b) the Deferred Sargent Earnout Obligations and (c) any other unsecured Debt of either or both Borrowers which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Lenders prior to the creation of such Subordinated Debt.
          Subordinated Debt Documents means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by the Administrative Agent.
          Subordination Agreements means the Mezzanine Subordination Agreement, and the Sargent Earnout Subordination Agreement, together with all other subordination agreements executed by a holder of Subordinated Debt in favor of the Administrative Agent and the Lenders from time to time after the Closing Date in form and substance and on terms and conditions satisfactory to Administrative Agent.
          Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of a Borrower.
          Swing Line Availability means the lesser of (a) the Swing Line Commitment Amount and (b) Revolving Loan Availability (less Revolving Outstandings at such time).
          Swing Line Commitment Amount means $1,000,000, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.
          Swing Line Lender means LaSalle.
          Swing Line Loan — see Section 2.2.4.
          Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.
          Term Loan — see Section 2.1.2.
          Term Loan Maturity Date means the earlier of (a) February 28, 2012 or (b) the Termination Date.
          Termination Date means the earlier to occur of (a) February 28, 2012 or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.

          Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of any Loan Party or any other member of the Controlled Group from such Pension Plan during a plan year in which any Loan Party or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.
          Thayer Management means Thayer Capital Management, L.P., a Delaware limited partnership.
          Total Debt means all Debt of Holdings and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of Debt of a Person other than any Loan Party), (b) Hedging Obligations and (c) contingent obligations in respect of undrawn letters of credit.
          Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day.
          Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
          type — see Section 2.2.1.
          UCC is defined in the Guaranty and Collateral Agreement.
          Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
          Unmatured Event of Default means the occurrence or existence of any event or circumstance described in Section 13.1 (without giving effect to any cure periods set forth in such Section) which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
          Withholding Certificate — see Section 7.6(d).

          Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities that are required to be held by such director pursuant to applicable law) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
          1.2. Other Interpretive Provisions.
          For purposes of this Agreement and the other Loan Documents:
          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
          (b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (c) The term “including” is not limiting and means “including without limitation.”
          (d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
          (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.
          (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, Borrowers, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.
          2.1. Commitments.
          On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, Borrowers as follows:
          2.1.1. Revolving Commitment.
          Each Lender with a Revolving Commitment agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as Borrowers may request from all Lenders; provided that Borrowers and Lenders hereby agree that a portion of the Credit Balance in the amount of $16,141,446.47 shall be deemed to be Revolving Loans made on the Closing Date pursuant to this Section 2.1.1, and provided further, that (i) the Revolving Outstandings will not at any time exceed Revolving Loan Availability less the amount of any Swing Line Loans outstanding at such time and (ii) no Lender will be required to make Revolving Loans in an amount exceeding its Revolving Commitment.
          2.1.2. Term Loan Commitment.
          Borrowers and Lenders hereby agree that a portion of the Credit Balance in the amount of $40,000,000.00 shall be deemed to be a term loan (the “Term Loan”) made by the Lenders in the original principal dollar amounts and applicable Pro Rata Shares set forth on Annex A hereto, and repayable in accordance with the terms and provisions of this Agreement.
          2.1.3. L/C Commitment.
          (a) Subject to Section 2.3.1, the Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of Borrower Representative and for the account of Borrowers from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $6,000,000 and (b) the Revolving Outstandings shall not at any time exceed Revolving Loan Availability less the amount of any Swing Line Loans outstanding at such time.
          (b) Borrowers, Lenders, Issuing Lender and Administrative Agent hereby agree that any and all “Letters of Credit” (as such term is defined in the Restated Credit Agreement) outstanding on the Closing Date shall be deemed to be a Letter of Credit issued under this Agreement.

          2.2. Loan Procedures.
          2.2.1. Various Types of Loans.
          Each Revolving Loan shall be, and the Term Loan may be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as Borrower Representative shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than 5 different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.
          2.2.2. Borrowing Procedures.
          Each Borrower requesting a borrowing of loans hereunder shall direct Borrower Representative to give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of such proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to Borrowers on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $50,000, and each LIBOR borrowing shall be in an aggregate amount of at least $500,000 and an integral multiple of at least $100,000.
          2.2.3. Conversion and Continuation Procedures.
          (a) Subject to Section 2.2.1, Borrower Representative may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:
          (A) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000) into Loans of the other type; or

          (B) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000) for a new Interest Period;
provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $500,000 and an integral multiple of $100,000.
          (b) Each Borrower requesting a conversion or continuation of loans hereunder shall direct Borrower Representative to give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:
          (A) the proposed date of conversion or continuation;
          (B) the aggregate amount of Loans to be converted or continued;
          (C) the type of Loans resulting from the proposed conversion or continuation; and
          (D) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.
          (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower Representative has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrower Representative shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.
          (d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by Borrower Representative, of the details of any automatic conversion.
          (e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.
          2.2.4. Swing Line Facility.
          (a) The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing that requests a Swing Line Loan. Subject to the terms and conditions hereof, upon Borrower Representative’s request for a

Swing Line Loan as set forth in the applicable Notice of Borrowing, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Outstanding and all outstanding Swing Line Loans may exceed the Swing Line Lender’s Pro Rata Share of the Revolving Commitment. The provisions of this Section 2.2.4 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Termination Date, Borrower Representative may from time to time borrow, repay and reborrow under this Section 2.2.4. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by Borrower Representative to the Administrative Agent in accordance with Section 2.2.2. Any such notice must be given no later than 2:00 P.M., Chicago time, on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. Borrowers shall, jointly and severally, repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Administrative Agent.
          (b) The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.
          (c) The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of Borrowers (and Borrowers hereby irrevocably authorize the Swing Line Lender to so act on their behalf) request each Lender with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to Borrowers (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any Lender is prohibited from making such Revolving Loans due to the occurrence of any of the events described in Section 13.1.4 (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 P.M., Chicago time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 p.m., Chicago time, on such date, which shall be a Business Day). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.
          (d) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.4 has occurred and the Lenders are precluded from making the relevant Revolving Loans by virtue of such event, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of Borrowers, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.
          (e) Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Unmatured Event of Default or Event of Default; (iii) any inability of Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that a Lender shall not be obligated to make any such Revolving Loan or to purchase any such participation interests in respect of Swing Line Loans advanced one (1) Business Day following delivery by such Lender to the Swing Line Lender of a written notification stating that such Lender shall cease making Revolving Loans due to the failure of one or more conditions set forth in Section 12, and providing a reasonable identification of such unsatisfied conditions (it being understood and agreed that any such written notification, once delivered, shall remain in effect as between the Swing Line Lender and such Lender until terminated in writing by such Lender). If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.

          2.3. Letter of Credit Procedures.
          2.3.1. L/C Applications.
          Borrowers shall execute and deliver to the Issuing Lender the Master Letter of Credit Agreement from time to time in effect. Each Borrower requesting the issuance of a Letter of Credit hereunder shall direct Borrower Representative to give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of such Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by Borrower Representative and in all respects satisfactory to the Administrative Agent and the Issuing Lender, together with such other documentation as the Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier of (i) one year from the issuance date thereof and (ii) 30 days prior to the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender (and no other Lender shall have any obligation to make Revolving Loans or to purchase risk participations with respect thereto). So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.
          2.3.2. Participations in Letters of Credit.
          Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and Borrowers’ reimbursement obligations with respect thereto. If Borrowers do not pay any reimbursement obligation when due, Borrowers shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan. The proceeds of such

Loan shall be paid over by the Administrative Agent to the Issuing Lender for the account of Borrowers in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein. The Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.
          2.3.3. Reimbursement Obligations.
          (a) Borrowers hereby unconditionally and irrevocably agree, jointly and severally, to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by Borrowers therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The Issuing Lender shall notify Borrower Representative and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify Borrower Representative or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.
          (b) Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to Borrowers, or relieve Borrowers of any of their obligations hereunder to any such Person.

          2.3.4. Funding by Lenders to Issuing Lender.
          If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) Borrowers have not reimbursed the Issuing Lender in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by the Issuing Lender from Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of Borrowers or otherwise, each other Lender with a Revolving Commitment shall be obligated to pay to the Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of Borrowers under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.
          2.4. Commitments Several.
          The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
          2.5. Certain Conditions.
          Except as otherwise provided in Sections 2.2.4 and 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

          2.6. Effect of Amendment and Restatement.
          (a) Upon the execution and delivery of this Agreement, the indebtedness, obligations and other liabilities of Roadrunner governed by the Restated Credit Agreement (collectively, the “Prior Obligations”) shall continue in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement. The Prior Obligations, together with any and all additional Obligations incurred by Borrowers hereunder or under any of the other Loan Documents shall continue to be secured by substantially all assets of each Borrower, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in the Guaranty and Collateral Agreement. The execution and delivery of this Agreement shall constitute an amendment, replacement and restatement (but not a novation or repayment) of the Prior Obligations.
          (b) The Commitments of each Lender under this Agreement, as of the Closing Date, are set forth on Annex A hereto. Immediately prior to the effectiveness of this Agreement, the “Commitments” of the Lenders under the Restated Credit Agreement were as set forth on Annex A to the Restated Credit Agreement, as modified pursuant to the terms of certain “Assignment Agreements” entered into in connection with, and as such term is defined in, the Restated Credit Agreement. On the Closing Date, each Lender agrees to purchase and sell from each other Lender, as necessary and in amounts calculated by the Administrative Agent and notified to such Lender, such portions of the Commitments and the outstanding Loans as are necessary so that immediately after the effectiveness of this Agreement, and the completion of such purchases and sales, each Lender has the Commitments and the outstanding Loans set forth on Annex A hereto. Notwithstanding the foregoing, Borrowers, Lenders and Administrative Agent hereby agree that any and all accrued and unpaid interest on the “Loans” under, and as such term is defined in, the Restated Credit Agreement, together with any and all accrued and unpaid fees, charges and expenses owing under the Restated Credit Agreement, shall be due and payable for the pro rata benefit of the lenders under the Restated Credit Agreement on the date hereof.
          2.7. Joint and Several Liability.
          (a) Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations, and as a result hereby unconditionally guaranties the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all Obligations of the other Borrowers to Administrative Agent and Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and howsoever owned, held or acquired by Lenders. Each Borrower agrees that if this guaranty, or any Liens securing this guaranty, would, but for the application of this sentence, be unenforceable under applicable law, this guaranty and each such Lien shall be valid and enforceable to the maximum extent that would not cause this guaranty or such Lien to be unenforceable under applicable law, and this guaranty and such Lien shall automatically be deemed to have been amended accordingly at all relevant times.

          (b) Each Borrower hereby agrees that its obligations under this guaranty shall be unconditional, irrespective of (a) the validity or enforceability of the Obligations or any part thereof, or of any promissory note or other document evidencing all or any part of the Obligations, (b) the absence of any attempt to collect the Obligations from a Borrower or any other guarantor or other action to enforce the same, (c) the waiver or consent by Administrative Agent or Lenders with respect to any provision of any agreement, instrument or document evidencing or securing all or any part of the Obligations, or any other agreement, instrument or document now or hereafter executed by a Borrower and delivered to Administrative Agent or Lenders, (d) the failure by Administrative Agent or Lenders to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations, for its benefit, (e) Administrative Agent’s or Lenders’ election, in any proceeding instituted under the United States Bankruptcy Code, of the application of Section 1111(b)(2) of the United States Bankruptcy Code, (f) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code, (g) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Administrative Agent’s or Lenders’ claim(s) for repayment of the Obligations, or (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Borrower or a guarantor.
          (c) Each Borrower hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of a Borrower, protest or notice with respect to the Obligations and all demands whatsoever, and covenants that this guaranty will not be discharged, except by complete and irrevocable payment and performance of the Obligations. No notice to a Borrower or any other party shall be required for Administrative Agent or Lenders to make demand hereunder, except as otherwise expressly provided for herein. Such demand shall constitute a mature and liquidated claim against a Borrower. Upon the occurrence of any Event of Default, Administrative Agent may, in its sole election, proceed directly and at once, without notice, against any Borrower to collect and recover the full amount or any portion of the Obligations, without first proceeding against any other Borrower, any other person, firm, corporation, or any security or collateral for the Obligations. Administrative Agent shall have the exclusive right to determine the application of payments and credits, if any from any Borrower, any other person, firm or corporation, or any security or collateral for the Obligations, on account of the Obligations or of any other liability of a Borrower to Administrative Agent or Lenders.
          (d) At any time after and during the continuance of an Event of Default, Administrative Agent and any Lender may, in its sole discretion, without notice to a Borrower and regardless of the acceptance of any collateral for the payment hereof, appropriate and apply toward payment of the Obligations (i) any indebtedness due or to become due from Administrative Agent or any Lender to such Borrower and (ii) any moneys, credits or other property belonging to such Borrower at any time held by or coming into the possession of Administrative Agent, any Lender or any affiliates thereof, whether for deposit or otherwise.

          (e) Nothing contained in this Section 2.7 shall be deemed to amend or otherwise modify the obligations of the Borrowers set forth in the Guaranty and Collateral Agreement.
          2.8. Borrower Representative.
          Each Borrower hereby designates Roadrunner as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions. The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative and if not used by Borrower Representative in its business (for the purposes provided in this Agreement) shall be deemed to be immediately advanced by Borrower Representative to the appropriate other Borrowers hereunder as an intercompany loan (collectively, “Intercompany Loans”). All collections of each Borrower in respect of Accounts and other proceeds of Collateral of such Borrower received by Administrative Agent and applied to the Obligations shall be deemed to be repayments of the Intercompany Loans owing by such Borrower to Borrower Representative. Borrowers shall maintain accurate books and records with respect to all Intercompany Loans and all repayments thereof. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
     SECTION 3. EVIDENCING OF LOANS.
          3.1. Notes.
          The Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Revolving Commitment plus the principal amount of such Lender’s Term Loan.

          3.2. Recordkeeping.
          The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrowers hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.
     SECTION 4. INTEREST.
          4.1. Interest Rates.
          Borrowers promise, jointly and severally, to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:
          (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and
          (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;
provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest and for which a payment demand has been made, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, such increase shall occur automatically.
          4.2. Interest Payment Dates.
          Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

          4.3. Setting and Notice of LIBOR Rates.
          The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to Borrower Representative and each Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of Borrower Representative or any Lender, deliver to Borrower Representative or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.
          4.4. Computation of Interest.
          Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.
     SECTION 5. FEES.
          5.1. Non-Use Fee.
          Borrowers agree, jointly and severally, to pay to the Administrative Agent for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Commitment. For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
          5.2. Letter of Credit Fees.
          (a) Borrowers agree, jointly and severally, to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

          (b) In addition, with respect to each Letter of Credit, Borrowers agree, jointly and severally, to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by Borrowers and the Issuing Lender.
          5.3. Administrative Agent’s Fees.
          Borrowers agree, jointly and severally, to pay to the Administrative Agent such agent’s fees as are mutually agreed to from time to time by Borrowers and the Administrative Agent including the fees set forth in the Agent Fee Letter.
     SECTION 6. REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.
          6.1. Reduction or Termination of the Revolving Commitment.
          6.1.1. Voluntary Reduction or Termination of the Revolving Commitment.
          Borrowers may from time to time on at least five Business Days’ prior written notice from Borrower Representative to the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $500,000. Concurrently with any reduction of the Revolving Commitment to zero, Borrowers shall, jointly and severally, pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.
          6.1.2. No Mandatory Reductions of Revolving Commitment.
          On the date of any Mandatory Prepayment Event, the Revolving Commitment shall not be permanently reduced (but any outstanding Revolving Loans shall nonetheless be prepaid) by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event over the amount (if any) applied to prepay the Term Loan pursuant to Section 6.2.2.
          6.1.3. All Reductions of the Revolving Commitment.
          All reductions of the Revolving Commitment shall reduce the Revolving Commitments ratably among the Lenders according to their respective Pro Rata Shares.

          6.2. Prepayments.
          6.2.1. Voluntary Prepayments.
          Borrowers may from time to time prepay the Loans in whole or in part; provided that Borrower Representative shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $50,000. Payments or prepayments of Revolving Loans may be reborrowed, subject to the terms and conditions of this Agreement. Payments or prepayments of the Term Loan may not be reborrowed.
          6.2.2. Mandatory Prepayments.
          (a) Borrowers shall, jointly and severally, make a prepayment of the Loans until paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):
          (i) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.
          (ii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities by Holdings pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a Subsidiary to Borrowers or another Subsidiary), in an amount equal to 100% of such Net Cash Proceeds.
          (iii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by clauses (a) through (m) of Section 11.1), in an amount equal to 100% of such Net Cash Proceeds.
          (iv) Within 105 days after the end of each Fiscal Year (commencing with Fiscal Year 2007), in an amount equal to the excess, if any, of (A) 50% of Excess Cash Flow for such Fiscal Year minus (B) the aggregate amount of voluntary prepayments of the Term Loan pursuant to Section 6.2.1 made during such Fiscal Year; provided that if the Total Debt to EBITDA Ratio for the Computation Period ending the last day of any Fiscal Year is less than 2.50 to 1.0, then no mandatory prepayment shall be due and owing pursuant to this clause (iv) for such Fiscal Year.
          (b) If on any day the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Borrowing Base, Borrowers shall, jointly and severally, immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of

Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.
          6.3. Manner of Prepayments.
          6.3.1. All Prepayments.
          Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. All prepayments of the Term Loan shall be applied pro rata to the remaining installments thereof. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.
          6.4. Repayments.
          6.4.1. Revolving Loans.
          The Revolving Loans of each Lender shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.
          6.4.2. Term Loan.
          The Term Loan of each Lender shall be paid in installments equal to such Lender’s Pro Rata Share of the aggregate principal amount of the installments of the Term Loan as follows:

Payment Date	Amount

March 31, 2007	$250,000
June 30, 2007	$250,000
September 30, 2007	$250,000
December 31, 2007	$3,250,000
March 31, 2008	$1,250,000
June 30, 2008	$1,250,000
September 30, 2008	$1,250,000
December 31, 2008	$1,250,000
March 31, 2009	$1,375,000
June 30, 2009	$1,375,000
September 30, 2009	$1,375,000
December 31, 2009	$1,375,000
March 31, 2010	$1,500,000
June 30, 2010	$1,500,000
September 30, 2010	$1,500,000
December 31, 2010	$1,500,000

Payment Date	Amount

March 31, 2011	$1,750,000
June 30, 2011	$1,750,000
September 30, 2011	$1,750,000
December 31, 2011	$1,750,000
Unless sooner paid in full, the outstanding principal balance of the Term Loan shall be paid in full on the Term Loan Maturity Date.
     SECTION 7. MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
          7.1. Making of Payments.
          All payments of principal or interest on the Notes, and of all fees, shall be made by Borrowers, on a joint and several basis, to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by Borrowers, on a joint and several basis, directly to the Lender entitled thereto without setoff, counterclaim or other defense.
          7.2. Application of Certain Payments.
          So long as no Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied in the order of application specified in the last sentence of Section 6.5 of the Guaranty and Collateral Agreement (without giving effect to any alternative specific distribution determined by the Administrative Agent as otherwise permitted by that Section). Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.
          7.3. Due Date Extension.
          If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
          7.4. Setoff.
          Borrowers, for themselves and each other Loan Party, agree that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrowers, for themselves and each other Loan Party, agree that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of Borrowers and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrowers and each other Loan Party then or thereafter with the Administrative Agent or such Lender.
          7.5. Proration of Payments.
          If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
          7.6. Taxes.
          (a) All payments made by Borrowers hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrowers free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
          (b) If Borrowers make any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrowers shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent Borrowers withhold any Taxes on payments hereunder or under any Loan Document,

Borrowers shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.
          (c) If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, Borrowers will, jointly and severally, indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.
          (d) (i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower Representative and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower Representative and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.
          (ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower Representative and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrowers and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax.
          (iii) Borrowers shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).
          (iv) Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by Borrowers pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.
     SECTION 8. INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.
          8.1. Increased Costs.
          (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), Borrowers shall, jointly and severally, pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.
          (b) If any Lender shall reasonably determine that, after the date hereof, any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), Borrowers shall, jointly and severally, pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.
          8.2. Basis for Determining Interest Rate Inadequate or Unfair.
          If:
          (a) the Administrative Agent reasonably determines (which determination shall be binding and conclusive on Borrowers) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or
          (b) the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;
then the Administrative Agent shall promptly notify the Lenders and Borrower Representative thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

          8.3. Changes in Law Rendering LIBOR Loans Unlawful.
          If, after the date hereof, any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify Administrative Agent and Borrower Representative thereof and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.
          8.4. Funding Losses.
          Borrowers hereby agree that upon demand by any Lender delivered to Borrower Representative (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), Borrowers will, jointly and severally, indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of Borrowers to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.
          8.5. Right of Lenders to Fund through Other Offices.
          Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the joint and several obligation of Borrowers to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

          8.6. Discretion of Lenders as to Manner of Funding.
          Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.
          8.7. Mitigation of Circumstances; Replacement of Lenders.
          (a) Each Lender shall promptly notify Borrower Representative and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Sections 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Sections 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower Representative and the Administrative Agent). Without limiting the foregoing, each Lender will, to the extent practicable, designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.
          (b) If Borrowers become obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Sections 8.2 or 8.3, Borrower Representative may designate another bank which is acceptable to the Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.
          8.8. Conclusiveness of Statements; Survival of Provisions.
          Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
     SECTION 9. REPRESENTATIONS AND WARRANTIES.
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, Borrowers, jointly and severally, represent and warrant to the Administrative Agent and the Lenders that:
          9.1. Organization.
          Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
          9.2. Authorization; No Conflict.
          Each Loan Party has the corporate power and corporate authority to execute and deliver each Loan Document to which it is a party, Borrowers have the corporate power and corporate authority to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrowers hereunder, have been duly authorized by all requisite corporate action and do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties, except with respect to this clause (iii), where such conflict could not reasonably be expected to have a Material Adverse Effect or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents).
          9.3. Validity and Binding Nature.
          Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

          9.4. Financial Condition.
          The (i) audited consolidated financial statements of Holdings and its Subsidiaries as at December 31, 2005, (ii) audited combined financial statements of Sargent and its Affiliates as at December 31, 2005, (iii) unaudited consolidated financial statements of Holdings and its Subsidiaries as at December 31, 2006 and (iv) unaudited consolidated financial statements of Sargent Holdings Corp. and its Subsidiaries as at December 31, 2006, copies of each of which have been delivered to Administrative Agent, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly, in all material respect, the financial condition of each Loan Party as at such dates and the results of its operations for the periods then ended. The financial projections for Holdings and its Subsidiaries for the Fiscal Years ended December 31, 2007 through December 31, 2011 which were previously delivered to the Administrative Agent were prepared in good faith and are based on reasonable assumptions as to the future performance of Holdings and its Subsidiaries, it being recognized by the Administrative Agent, however, that projections as to future results are not to be viewed as facts and that the actual results during the periods which are the subject of such projections may differ from the projected results, and that the differences may be material. The pro forma consolidated balance sheet for Holdings and its Subsidiaries as at December 31, 2006, copies of which have been delivered to the Administrative Agent, present fairly, in all material respects, the financial condition of Holdings and its Subsidiaries as at such date.
          9.5. No Material Adverse Change.
          Since December 31, 2005, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole.
          9.6. Litigation and Contingent Liabilities.
          No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Borrower’s knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Loan Party has any material Contingent Liabilities not listed on Schedule 9.6 or permitted by Section 11.1.
          9.7. Ownership of Properties; Liens.
          Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2.

          9.8. Equity Ownership; Subsidiaries.
          All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Administrative Agent (with respect to the Capital Securities of Sargent Holdings and each Borrower), and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party as of the Closing Date. All of the issued and outstanding Capital Securities of Holdings are owned as set forth on Schedule 9.8 as of the Closing Date. All of the issued and outstanding Capital Securities of Roadrunner and Sargent Holdings are directly owned by Holdings. All of the issued and outstanding Capital Securities of each Sargent Company are directly owned by Sargent Holdings. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.
          9.9. Pension Plans.
          (a) The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of each Borrower, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or any Loan Party or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. No Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, no Borrower nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.
          (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Loan Party nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither any Loan Party nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
          9.10. Investment Company Act.
          No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
          9.11. [Intentionally Omitted]
          9.12. Regulation U.
          No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
          9.13. Taxes.
          Each Loan Party has timely filed all federal and other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
          9.14. Solvency.
          On the Closing Date, and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to the Loan Parties, collectively, (a) the fair value of their assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities), (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.
          9.15. Environmental Matters.
          The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 9.15, no Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 9.15, no Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.
          9.16. Insurance.
          Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.
          9.17. Real Property.
          Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of (i) the address of all real property leased by any Loan Party, and (ii) the address and a legal description of all real property owned by any Loan Party.

          9.18. Information.
          The information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and the written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in all material respects on the date as of which such information is dated or certified, and such information is not and will not be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by Borrowers are based on good faith estimates and assumptions believed by Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
          9.19. Intellectual Property.
          Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
          9.20. Burdensome Obligations.
          No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.
          9.21. Labor Matters.
          Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are in material compliance with the Fair Labor Standards Act and any other applicable laws, rules or regulations dealing with such matters.
          9.22. No Default.
          No Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

          9.23. Related Agreements.
          (a) Borrowers have heretofore furnished the Administrative Agent a true and correct copy of the Related Agreements. The material transactions contemplated by the Related Agreements were consummated prior to the execution and delivery of this Agreement, in accordance in all material respects with the terms of the Related Agreements.
          (b) Each Loan Party and, to each Borrower’s knowledge, each other party to the Related Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby.
          (c) The Related Transactions comply in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Loan Parties and, to each Borrower’s knowledge, each other party to the Related Agreements in connection with the Related Transactions have been duly obtained and are in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions.
          (d) Neither the execution and delivery of the Related Agreements, nor the consummation of the Related Transactions, has violated any material statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Loan Party or, to each Borrower’s knowledge, any other party to the Related Agreements, or resulted in a breach of, or constituted a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to each Borrower’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound.
          (e) No statement or representation made in the Related Agreements by any Loan Party or, to each Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
     SECTION 10. AFFIRMATIVE COVENANTS.
          Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, Borrowers, jointly and severally, agree that, unless at any time the Required Lenders shall otherwise expressly consent in writing, Borrowers will (or will cause Borrower Representative to):

          10.1. Reports, Certificates and Other Information.
          Furnish (or cause Holdings to furnish) to the Administrative Agent:
          10.1.1. Annual Report.
          Promptly when available and in any event within 105 days after the close of each Fiscal Year, a copy of the annual audit report of Holdings and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of Holdings and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by Borrowers and reasonably acceptable to the Administrative Agent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Borrowers, taken as a whole, were not in compliance with any provision of Sections 11.1, 11.3, or 11.13 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Borrowers, taken as a whole, were not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year.
          10.1.2. Interim Reports.
          (a) Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with (i) a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of Holdings or of Borrower Representative and (ii) a capitalization table for Holdings as of the end of such Fiscal Quarter identifying each shareholder of Holdings and the percentage of Capital Securities of Holdings held by each such shareholder; and
          (b) promptly when available and in any event within 30 days after the end of each month (extended to 45 days, solely with respect to the month of December), a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such month, together with consolidated statements of earnings and cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of Holdings or of Borrower Representative; provided, that for all such financial statements covering any period of time prior to December 31, 2007, such statements shall consist of (i) the materials described in this clause (b), but solely for

Roadrunner and its Subsidiaries on a consolidated basis and (ii) “flash reports” for the Sargent Companies on a consolidated basis, including revenue and EBITDA computations.
          10.1.3. Compliance Certificates.
          Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of Holdings or of Borrower Representative, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.13 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of Holdings’ or of each Borrower’s management setting forth a discussion of Holdings’ and its Subsidiaries’ financial condition, changes in financial condition and results of operations.
          10.1.4. Excess Cash Flow Certificates.
          Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1, commencing with Fiscal Year 2007, a duly completed excess cash flow certificate in the form of Exhibit G, with appropriate insertions, dated the date of such annual report and signed by a Senior Officer of Holdings or of Borrower Representative, containing a computation of Excess Cash Flow for such Fiscal Year and the amount of any required prepayment pursuant to Section 6.2.2(iv) for such Fiscal Year.
          10.1.5. Reports to the SEC and to Shareholders.
          Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.
          10.1.6. Notice of Default, Litigation and ERISA Matters.
          Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Loan Parties affected thereby with respect thereto:
          (a) the occurrence of an Event of Default or an Unmatured Event of Default;
          (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrowers to the Lenders which has been instituted or, to the knowledge of each Borrower, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

          (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that any Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of any Loan Party with respect to any post-retirement welfare benefit plan or other employee benefit plan of any Loan Party or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;
          (d) any cancellation or material change in any insurance maintained by any Loan Party; or
          (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.
          10.1.7. Borrowing Base Certificates.
          Within 20 days of the end of each month (increased to 30 days for each of the six consecutive months commencing with the first month following the Closing Date), a Borrowing Base Certificate dated as of the end of such month and executed by a Senior Officer of Holdings or of Borrower Representative (provided that (a) Holdings or Borrower Representative may deliver a Borrowing Base Certificate more frequently if they choose and (b) at any time an Event of Default exists, the Administrative Agent may require Holdings or Borrower Representative to deliver Borrowing Base Certificates more frequently).
          10.1.8. Management Reports.
          Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to any Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of Holdings and its Subsidiaries.
          10.1.9. Projections.
          As soon as practicable, and in any event not later than 30 days after the commencement of each Fiscal Year, financial projections for Holdings and its Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets), prepared in a manner consistent with the projections delivered by Borrowers to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of Holdings or Borrower Representative to the effect that (a) such projections were prepared by Holdings or, as applicable, Borrowers in good faith, (b) Holdings or, as applicable, Borrower Representative has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.
          10.1.10. Subordinated Debt Notices.
          Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.
          10.1.11. Appraisal Reports.
          Promptly following receipt, copies of any appraisal reports commissioned by any Loan Party or any shareholder thereof with respect to all or any portion of the assets of any Loan Party.
          10.1.12. Other Information.
          Promptly from time to time, such other information concerning the Loan Parties as any Lender or the Administrative Agent may reasonably request.
          10.2. Books, Records and Inspections.
          Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties (after reasonable notice and at reasonable times, so long as no Event of Default is then in existence); and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrowers hereby authorize such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the reasonable expense of the Loan Parties, upon reasonable request, (so long as no Event of Default is then in existence) photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, the Administrative Agent and its representatives to inspect the tangible assets of the Loan Parties, to perform, at any time during the continuance of an Event of Default, appraisals of the equipment of the Loan Parties, and, upon reasonable request (so long as no Event of Default is then in existence), to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Accounts and any other Collateral. All such inspections or audits by the Administrative Agent shall be at Borrowers’ expense, provided that so long as no Event of Default exists, the Borrowers shall not be required to reimburse the Administrative Agent for inspections or audits more frequently than once each Fiscal Year for Roadrunner, and once each Fiscal Year for the Sargent Companies. Borrowers hereby acknowledge that the Administrative Agent intends to conduct its initial field examination of the Borrowers’ operations within ninety (90) days of the Closing Date (but has no obligation to do so).
          10.3. Maintenance of Property; Insurance.
          (a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.
          (b) Maintain, and cause each other Loan Party to maintain, with reputable insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. The Borrowers shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lender’s loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent. The Borrowers shall execute and deliver to the Administrative Agent a collateral assignment, in form and substance satisfactory to the Administrative Agent, of each business interruption insurance policy maintained by the Borrowers; provided, that Administrative Agent shall have no right to retain any proceeds of any such business interruption insurance policies unless an Event of Default has occurred and is continuing.
          (c) UNLESS THE BORROWERS PROVIDE THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT THE BORROWERS’ EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. THE BORROWERS MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER

PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE BORROWERS HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWERS WILL, JOINTLY AND SEVERALLY, BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OR OTHER OBLIGATIONS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.
          10.4. Compliance with Laws; Payment of Taxes and Liabilities.
          (a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could reasonably be expected to become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.
          10.5. Maintenance of Existence, etc.
          Maintain and preserve, and (subject to Section 11.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

          10.6. Use of Proceeds.
          Use the proceeds of the Loans, and the Letters of Credit, solely to finance expenses related to the Related Transactions, to refinance existing Debt of the Sargent Companies, for working capital purposes, for Capital Expenditures and for other general business purposes, in each case in a manner not inconsistent with the terms of this Agreement; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.
          10.7. Employee Benefit Plans.
          (a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.
          (b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.
          (c) Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.
          10.8. Environmental Matters.
          If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, Borrowers shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, Borrowers shall, and shall cause each other Loan Party to, comply in all material respects with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrowers shall, and shall cause their Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in all material respects in compliance with Environmental Laws.

          10.9. Further Assurances.
          Take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by substantially all of the assets of the Borrowers and each domestic Subsidiary (as well as all Capital Securities of each domestic Subsidiary and 65% of all Capital Securities of each direct foreign Subsidiary) and guaranteed by each domestic Subsidiary (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date with the consent of Required Lenders), in each case as the Administrative Agent may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.
          10.10. Deposit Accounts.
          Unless the Administrative Agent otherwise consents in writing, in order to facilitate the Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the collateral, maintain Borrowers’ concentration account, primary disbursement account and lockbox with Administrative Agent; provided, that (i) solely with respect to the Sargent Companies, the provisions of this Section 10.10 shall be effective commencing six (6) months following the date hereof and (ii) it being understood and acknowledged that certain Account Debtors may not comply with instructions issued by the Sargent Companies to remit funds to lockboxes maintained with Administrative Agent following the toll of such six (6) month period. Until such time that Borrowers have established their principal deposit accounts with the Administrative Agent, Borrowers shall make no changes in their respective cash management systems as in effect on the Closing Date, unless the Administrative Agent otherwise consents in writing.
          10.11. Interest Rate Protection.
          Enter into, not later than ninety (90) days after the Closing Date, a Hedging Agreement with a term of at least three (3) years on an ISDA standard form with one or more Lenders or Affiliates thereof or with counterparties reasonably acceptable to the Administrative Agent to hedge the interest rate with respect to not less than $30,000,000 of the outstanding principal amount of the Term Loan, which agreements shall be in form and substance reasonably satisfactory to the Administrative Agent.
     SECTION 11. NEGATIVE COVENANTS
          Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Borrowers, jointly and severally, agree that, unless at any time the Required Lenders shall otherwise expressly consent in writing, Borrowers will:

          11.1. Debt.
          Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:
          (a) Obligations under this Agreement and the other Loan Documents;
          (b) Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $2,000,000;
          (c) Subordinated Debt;
          (d) Hedging Obligations approved by Administrative Agent and incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;
          (e) Debt described on Schedule 11.1;
          (f) the Debt to be Repaid (so long as such Debt is repaid in full on the Closing Date);
          (g) Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 11.4;
          (h) Debt incurred in respect of netting services and ordinary course of business overdraft protection in connection with deposit accounts permitted under the Loan Documents;
          (i) Debt incurred in connection with the financing of insurance premiums in the ordinary course of business;
          (j) endorsements for collection or deposit and standard contractual indemnities entered into in the ordinary course of business;
          (k) Contingent Liabilities incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations;
          (l) Contingent Liabilities arising under indemnity agreements to title insurers to cause such title insurers to issue to the Administrative Agent title insurance policies;
          (m) Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted hereunder;
          (n) Debt owing between or among Borrowers;

          (o) Sponsor Make Whole Subordinated Debt;
          (p) solely for the period commencing on the Closing Date through the date ninety (90) days following the Closing Date, Debt arising under those four (4) certain letters of credit, numbers 1171, 1183, 1189 and 1190, in the aggregate face amount of $135,000 issued by Katahdin Trust Company for the account of certain Sargent Companies; provided, that such letters of credit shall not be renewed, extended or otherwise modified following the date hereof; and
          (q) other unsecured Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $200,000.
          11.2. Liens.
          Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
          (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;
          (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, landlords, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;
          (c) Liens described on Schedule 11.2 as of the Closing Date;
          (d) subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased) and (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;
          (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $100,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;
          (g) informational UCC financing statements filed with respect to operating leases;
          (h) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or non-exclusive license permitted by this Agreement;
          (i) Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums in the ordinary course of business;
          (j) Liens in favor of collecting banks arising under Section 4-210 of the UCC;
          (k) licenses, sublicenses, leases or subleases of real property or intellectual property granted by any Borrower (as lessor or licensor) to third Persons in the ordinary course of business consistent with past practices;
          (l) subject to the terms of any deposit account control agreements entered into for the benefit of Administrative Agent, banker’s Liens and rights of set-off of financial institutions arising in connection with items deposited in accounts maintained at such financial institutions and subsequently unpaid and unpaid fees and expenses that are charged to any Borrower by such financial institutions in the ordinary course of business of the maintenance and operation of such accounts;
          (m) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; and
          (n) Liens arising under the Loan Documents.
          11.3. Restricted Payments.
          Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary, if any, may pay dividends or make other distributions to the Borrowers or to a domestic Wholly-Owned Subsidiary of a Borrower, if any; (ii) so long as (x) no Event of Default exists or would result therefrom, and (y) the Total Debt to EBITDA Ratio, for each of not less than two consecutive Computation Periods, commencing with the Computation Period ending March 31, 2007, is less than 4.75 to 1.0, the Borrowers may pay management fees (or make distributions to Holdings, if concurrently used by Holdings to make such payments) to Eos and Sponsor or any Affiliate of Eos or Sponsor (including without limitation Thayer Management) pursuant to the terms of the Management

Agreement and in an aggregate amount not to exceed $400,000 per annum (plus the amount of any accrued but unpaid management fees for prior Fiscal Years, to the extent payable in accordance with the terms hereof); provided, that, subject to the additional provisions of this clause (ii), (I) if on the last day of any Computation Period occurring following satisfaction of the terms of the preceding clause (y) the Total Debt to EBITDA Ratio as of such day exceeds 4.75 to 1.0, the Borrowers may not thereafter pay any such management fees (or make distributions to Holdings in respect thereof) until such date that the Total Debt to EBITDA Ratio as of the last day of any future Computation Period is less than 4.75 to 1.0, (II) if on the last day of any Computation Period occurring following satisfaction of the terms of the preceding clause (y) the Total Debt to EBITDA Ratio as of such day is less than 4.0 to 1.0 (computed on a pro forma basis after giving effect to the payments contemplated by this clause (II)), Borrowers may pay any management fees (or make distributions to Holdings in respect thereof) that have accrued but remain unpaid due to the provisions of this clause (ii) and (III) any management fees described in this clause (ii) that have accrued but not been paid due to the provisions hereof shall continue to accrue, and may be paid as provided in this clause (ii); (iii) so long as no Event of Default exists or would result therefrom, the Borrowers may make distributions to Holdings that are concurrently used by Holdings to repurchase Capital Securities of Holdings held by any officer or director of any Loan Party upon the death, permanent disability or termination of employment of such individual, provided, that (X) the Borrowers are in compliance on a pro forma basis with the provisions of Section 11.13.1 recomputed for the most recently ended month for which financial statements are available and (Y) the aggregate amount of distributions permitted under this clause (B) shall not exceed $500,000 in any Fiscal Year; (iv) the Borrowers may make (x) regularly scheduled payments (but no prepayments) of principal and interest in respect of Subordinated Debt, other than the Mezzanine Debt, to the extent permitted under the subordination provisions thereof, and (y) regularly scheduled payment s (but no prepayments) in respect of the Deferred Sargent Earnout Obligations, to the extent permitted under the Sargent Earnout Subordination Agreement; (v) Borrowers may make regularly scheduled payments (but no prepayments) of principal and interest in respect of the Mezzanine Debt to the extent permitted under the Mezzanine Subordination Agreement (provided, that, (A) Borrowers shall elect to pay all interest accruing on the Mezzanine Debt in excess of twelve percent (12%) per annum by capitalizing on the applicable interest payment date such portion of such interest as provided in Section 3.1.1 of the Mezzanine Purchase Agreement, and (B) any such payment described in Section 3.1.3 of the Mezzanine Purchase Agreement shall be permitted only to the extent that Borrowers would be in compliance with the Senior Debt to EBITDA Ratio as of the last day of the most recently calculated Computation Period, but recalculated to give effect to any Senior Debt incurred for purposes of making any such payment); (vi) in the event a Borrower files a consolidated income tax return with Holdings, such Borrower may make dividend and distribution payments to Holdings to permit Holdings to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business provided, that the amount of such distribution shall not be greater, nor the receipt by such Borrower of tax benefits less, than they would have been had such Borrower not filed a consolidated return with Holdings; (vii) Borrowers may make dividend and other distribution payments to Holdings and/or Sargent Holdings at such times and in such amounts as are necessary to permit payment in the ordinary course of business of taxes, accounting and administrative expenses (including without limitation the payment of reasonable director fees and expenses and premiums with respect to directors and officers liability insurance policies) payable by Holdings and/or Sargent Holdings; and (viii) so long as no Event of Default exists or would result therefrom, the Borrowers may make distributions to Holdings to the extent concurrently distributed by Holdings in accordance with the terms of the Sargent Earnout Subordination Agreement as a current dividend payment in respect of the Holdings Preferred Stock.
          11.4. Mergers, Consolidations, Sales.
          Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease any of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) or (c) sell or assign with or without recourse any receivables, except for (i) upon not less than five (5) Business Days prior written notice to the Administrative Agent, any such merger or consolidation of either (I) any domestic Wholly-Owned Subsidiary of a Borrower into a Borrower or into any other domestic Wholly-Owned Subsidiary of a Borrower, if any (if such Borrower or such other Subsidiary is the surviving organization), and (II) a Borrower into any other Borrower, (ii) any such sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary of a Borrower, if any, into a Borrower or into any other domestic Wholly-Owned Subsidiary of a Borrower, if any; (iii) sales and dispositions of assets (including the Capital Securities of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Borrower making such sale or disposition) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed five percent (5%) of the net book value of the consolidated assets of the Loan Parties as of the last day of the preceding Fiscal Year and (iv) the sale by Sargent of the owned real property of Sargent located in Saginaw, Michigan for at least fair market value.
          11.5. Modification of Organizational Documents.
          Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to have a Material Adverse Effect; not change, or allow any Loan Party to change, its state of formation or its organizational form.
          11.6. Transactions with Affiliates.
          Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract (other than the Management Agreement) with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

          11.7. Unconditional Purchase Obligations.
          Not, and not permit any other Loan Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.
          11.8. Inconsistent Agreements.
          Not, and not permit any other Loan Party to, enter into any material agreement containing any material provision which would (a) be violated or breached by any borrowing by Borrowers hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Borrowers or any other Subsidiary, or pay any Debt owed to Borrowers or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.
          11.9. Business Activities; Issuance of Equity; Subsidiaries.
          Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto. Not, and not permit any other Loan Party to, issue any Capital Securities other than (a) any issuance of shares of Holdings’ common Capital Securities or (b) any issuance by a Subsidiary to Borrowers or another Subsidiary in accordance with Section 11.3. Not, and not permit any other Loan Party to, form or acquire any Subsidiary.
          11.10. Investments.
          Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:
          (a) contributions by Holdings to the capital of any Borrower (which contributions to any Sargent Company may be made indirectly through capital contributions into Sargent Holdings);
          (b) Investments constituting Debt permitted by Section 11.1;

          (c) Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;
          (d) Cash Equivalent Investments;
          (e) subject to the provisions of Section 10.10, bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than a Lender, following the transfer of principal deposit accounts to Administrative Agent (as contemplated by Section 10.10), shall not at any time exceed $200,000;
          (f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
          (g) (i) travel and similar advances to employees or independent contractors in the ordinary course of business and (ii) other loans to independent contractors and other service providers in the ordinary course of business, in the case of clause (ii), not to exceed $500,000 in the aggregate at any time outstanding;
          (h) Investments in the form of intercompany loans made by Borrowers to Holdings to the extent that, at the time such loan is made, a dividend or distribution from Borrowers to Holdings would be permitted under Section 11.3 and provided that (i) the proceeds of such loans are used for the purposes specified in Section 11.3 and (ii) such intercompany loan shall be treated as a dividend for purposes of this Agreement, including, without limitation, determining compliance with the provisions of Section 11.3;
          (i) deposits made in the ordinary course of business securing obligations or performance under contracts, such as in connection with real estate or personal property leases;
          (j) promissory notes and other similar non-cash consideration received by Borrowers in connection with dispositions permitted under Section 11.4; and
          (k) Investments listed on Schedule 11.10 as of the Closing Date.
          provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default exists.
          11.11. Restriction of Amendments to Certain Documents.
          Not amend or otherwise modify, or waive any rights under, any Related Agreements or any Subordinated Debt Documents, unless, (x) such amendment,

modification or waiver could not reasonably be expected to have a Material Adverse Effect (it being understood that modifications expressly permitted by the Mezzanine Subordination Agreement shall be acceptable for purposes of this clause (x)), (y) does not violate or contravene any of the subordination provisions of any Subordinated Debt Document and (z) Administrative Agent shall have failed to receive a copy of any such amendment, modification or waiver not less than five (5) Business Days prior to the execution and delivery thereof.
          11.12. Fiscal Year; Accounting Changes.
          Not (a) change its Fiscal Year or (b) change its accounting treatment or reporting practices, except as required by GAAP.
          11.13. Financial Covenants.
          11.13.1. Fixed Charge Coverage Ratio.
          Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for such Computation Period:

Computation	Fixed Charge
Period Ending	Coverage Ratio

March 31, 2007	1.00 to 1.0
June 30, 2007	1.00 to 1.0
September 30, 2007	1.05 to 1.0
December 31, 2007	1.10 to 1.0
Each of March 31 and June 30 in 2008	1.10 to 1.0
Each of September 30 and December 31 in 2008	1.15 to 1.0
Each of March 31, June 30, September 30 and December 31 in 2009	1.20 to 1.0
Each March 31, June 30, September 30 and December 31 thereafter	1.25 to 1.0
          11.13.2. Senior Debt to EBITDA Ratio.
          Not permit the Senior Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation	Senior Debt to
Period Ending	EBITDA Ratio

March 31, 2007	4.00 to 1.0
June 30, 2007	4.00 to 1.0
September 30, 2007	4.00 to 1.0
December 31, 2007	3.00 to 1.0
March 31, 2008	2.75 to 1.0
June 30, 2008	2.75 to 1.0
Each September 30, December 31, March 31 and June 30 thereafter	2.50 to 1.0
          11.13.3. Total Debt to EBITDA Ratio.
          Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation	Total Debt to
Period Ending	EBITDA Ratio

March 31, 2007	5.95 to 1.0
June 30, 2007	5.95 to 1.0
September 30, 2007	5.95 to 1.0
December 31, 2007	5.00 to 1.0
March 31, 2008	4.75 to 1.0
June 30, 2008	4.50 to 1.0
September 30, 2008	4.25 to 1.0
December 31, 2008	4.00 to 1.0
Each March 31, June 30, September 30 and December 31 thereafter	3.75 to 1.0

          11.14. Cancellation of Debt.
          Not, and not permit any other Loan Party to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed $500,000 in any Fiscal Year.
          11.15. Additional Covenants.
          In the event that additional covenants which are not included in the Mezzanine Purchase Agreement on the date hereof are, following the date hereof, added to the Mezzanine Purchase Agreement or incorporated in any loan or credit agreement which replaces or refinances the Mezzanine Purchase Agreement, such covenants shall, to the extent the same do not conflict with covenants set forth in this Agreement, be automatically deemed to have been added to this Agreement for the benefit of Administrative Agent and the Lenders, and shall be incorporated by reference as if fully set forth, and Administrative Agent and the Lenders shall be entitled to the benefit of any such incorporated covenants from and after such incorporation; provided that any such additional incorporated covenants that are financial covenants (e.g., performance or liquidity targets or leverage or coverage ratios) shall be deemed to be incorporated into this Agreement as adjusted such that the levels are 15% more restrictive to Borrowers than the corresponding new covenant in the Mezzanine Purchase Agreement or such replacement or refinancing facility.
     SECTION 12. EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
          The deemed making of the Term Loan and the initial Revolving Loans, and the obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit, is subject to the following conditions precedent:
          12.1. Initial Credit Extension.
          The deemed making of the Term Loan and the initial Revolving Loans, and the obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (b) the Administrative Agent shall have received (i) evidence, reasonably satisfactory to the Administrative Agent, that the Related Transactions have been consummated in accordance with the terms of the Related Agreements (without any amendment thereto or waiver thereunder unless consented to by the Lenders); and (ii) all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

          12.1.1. Notes.
          A Note for each Lender.
          12.1.2. Authorization Documents.
          For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.
          12.1.3. Consents, etc.
          Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12; and copies of any amendments and consents to existing Subordinated Debt, with respect to the transactions contemplated hereby.
          12.1.4. Letter of Direction.
          A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.
          12.1.5. Guaranty and Collateral Agreement.
          A counterpart of the Guaranty and Collateral Agreement executed by each Loan Party, together with all instruments, transfer powers and other items required to be delivered in connection therewith.
          12.1.6. Subordination Agreements.
          Subordination Agreements with respect to all Subordinated Debt.
          12.1.7. Opinions of Counsel.
          Opinions of counsel for each Loan Party with respect to the Loan Documents, including local counsel reasonably requested by the Administrative Agent, and all other opinions issued pursuant to the Related Transactions, which other opinions shall be issued to, or provide for reliance by, Administrative Agent and the Lenders.

          12.1.8. Insurance.
          Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as a lender’s loss payee, additional insured or collateral assignee as applicable, on all related insurance policies.
          12.1.9. Copies of Documents.
          Copies of the Related Agreements certified by the secretary or assistant secretary (or similar officer) of Borrower Representative as being true, accurate and complete.
          12.1.10. Payment of Fees.
          Evidence of payment by the Loan Parties of all accrued and unpaid fees, costs and expenses to the extent then due and payable on or about the Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrowers and the Administrative Agent), with the aggregate amount of all fees and expenses described in this Section 12.1.10 not to exceed $1,000,000.
          12.1.11. Pro Formas.
          A consolidated pro forma balance sheet of Holdings as at December 31, 2006, together with consolidated pro forma income statements and cash flow statements for Holdings and its Subsidiaries presented on an annual basis for Fiscal Year 2005 and on a quarterly basis for Fiscal Year 2006, all adjusted to give effect to the consummation of the Related Transactions and the financings contemplated hereby as if such transactions had occurred on such date, consistent in all material respects with the sources and uses of cash as previously described to the Lenders and the forecasts previously provided to the Lenders.
          12.1.12. Search Results; Lien Terminations.
          Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (c) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

          12.1.13. Filings, Registrations and Recordings.
          The Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.
          12.1.14. Borrowing Base Certificate.
          A Borrowing Base Certificate dated as of the Closing Date.
          12.1.15. Maximum Revolving Loans.
          The fact that no more than $25,500,000 in Revolving Loans and/or Letters of Credit in the aggregate shall be requested by Borrowers on the Closing Date.
          12.1.16. Closing Certificate, Consents and Permits.
          A certificate executed by an officer of each Borrower on behalf of Borrowers certifying (a) the matters set forth in Section 12.2.1 as of the Closing Date and (b) the occurrence of the closing of the Related Transactions and that such closing has been consummated in accordance with the terms of the Related Agreements without waiver of any material condition thereof.
          12.1.17. Real Estate Documents.
          With respect to each parcel of real property owned by Borrowers, a duly executed Mortgage or Mortgage amendment, as requested by Administrative Agent, providing for a fully perfected Lien to secure the Obligations, in favor of the Administrative Agent, in all right, title and interest of Borrowers in such real property together with:
          (a) an ALTA Loan Title Commitment Report, issued by an insurer acceptable to the Administrative Agent;
          (b) to the extent requested by Administrative Agent, copies of all documents of record concerning such real property as shown on the commitment for the ALTA Loan Title Commitment Report referred to above; and
          (c) a flood insurance policy concerning such real property, if required by the Flood Disaster Protection Act of 1973.

          12.1.18. Collateral Access Agreement.
          A Collateral Access Agreement from the landlord of Borrowers’ leased real property serving as each Borrower’s headquarters.
          12.1.19. EBITDA.
          Evidence reasonably acceptable to the Administrative Agent that EBITDA for the trailing twelve (12) month period for which financial information of Borrowers is most recently available is not less than $24,000,000.
          12.1.20. Projections.
          The Administrative Agent shall have received projected income statements, balance sheets and cash flow statements prepared by Borrowers (quarterly for one year and annually thereafter) and giving effect to the Related Transactions and the transactions otherwise described in this Section 12.1.
          12.1.21. Other.
          Such other documents as the Administrative Agent or any Lender may reasonably request.
          12.2. Conditions.
          The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:
          12.2.1. Compliance with Warranties, No Default, etc.
          Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:
          (a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and
          (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.
          12.2.2. Confirmatory Certificate.
          If requested by the Administrative Agent, the Administrative Agent shall have received a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of each Borrower as to the matters set out in

Section 12.2.1 (it being understood that each request by any Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrowers that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent may reasonably request in support thereof.
     SECTION 13. EVENTS OF DEFAULT AND THEIR EFFECT.
          13.1. Events of Default.
          Each of the following shall constitute an Event of Default under this Agreement:
          13.1.1. Non-Payment of the Loans, etc.
          Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by any Loan Party hereunder or under any other Loan Document.
          13.1.2. Non-Payment of Other Debt.
          Any default shall occur under (i) the Mezzanine Purchase Agreement, or (ii) the terms applicable to any other Debt of any Loan Party in an aggregate amount with respect to this clause (ii) (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.
          13.1.3. Other Material Obligations.
          Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.
          13.1.4. Bankruptcy, Insolvency, etc.
          Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.
          13.1.5. Non-Compliance with Loan Documents.
          (a) Failure by any Loan Party to comply with or to perform any covenant set forth in any of Sections 10.3(b), 10.5 or Section 11; or
          (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document other than any Specified Delivery Section (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days after the earlier of (1) receipt by Borrowers of notice from Administrative Agent of such failure and (2) actual knowledge of Borrowers or any other Loan Party of such failure; or
          (c) failure by any Loan Party to comply with or to perform any provision of any Specified Delivery Section and continuance of such failure described in this clause (c) for three Business Days, following notice by Administrative Agent to Borrowers of any such failure.
          13.1.6. Representations; Warranties.
          Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
          13.1.7. Pension Plans.
          (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000;
          (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;
          (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or

          (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.
          13.1.8. Judgments.
          Final judgments which exceed an aggregate of $500,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgments.
          13.1.9. Invalidity of Collateral Documents, etc.
          Any material Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any material Collateral Document.
          13.1.10. Invalidity of Subordination Provisions, etc.
          Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
          13.1.11. Change of Control.
          A Change of Control shall occur.
          13.1.12. Material Adverse Effect.
          The occurrence of any event having a Material Adverse Effect.
          13.1.13. Default Under Sponsor Make Whole Agreement.
          Sponsor shall breach any of its obligations under the Sponsor Make Whole Agreement and such breach continues beyond any applicable notice, grace or cure period set forth therein, or shall contest in any manner the validity, binding nature or enforceability of any provision of the Sponsor Make Whole Agreement.
          13.2. Effect of Event of Default.
          If any Event of Default described in Section 13.1.4 shall occur in respect of any Borrower, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and Borrowers shall, jointly and severally, become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that Borrowers immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or Borrowers shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise Borrower Representative of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to Borrower Representative or as a court of competent jurisdiction may elect. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the written request of the Required Lenders shall, enforce any or all rights and remedies under any of the Loan Documents or under applicable law.
     SECTION 14. THE AGENT.
          14.1. Appointment and Authorization.
          Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          14.2. Issuing Lender.
          The Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.
          14.3. Delegation of Duties.
          The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to rely in good faith upon advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
          14.4. Exculpation of Administrative Agent.
          None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of Borrowers, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrowers or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Subsidiaries or Affiliates of any Loan Party.

          14.5. Reliance by Administrative Agent.
          The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements relied upon by it in good faith of legal counsel (including counsel to Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          14.6. Notice of Default.
          The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.
          14.7. Credit Decision.
          Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan

Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent (which list includes, without limitation, copies of the financial statements described in Sections 10.1.1, 10.1.2, 10.1.3, 10.1.4, 10.1.7, 10.1.8, 10.1.9, 10.1.10 and 10.1.11 promptly following receipt thereof by Administrative Agent), the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrowers which may come into the possession of the Administrative Agent.
          14.8. Indemnification.
          Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.
          14.9. Administrative Agent in Individual Capacity.
          LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding Borrowers or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of Borrowers or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.
          14.10. Successor Administrative Agent.
          The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower Representative (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower Representative and the written approval of the proposed appointee, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
          14.11. Collateral Matters.
          The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrowers hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or (d)(ii) (it being understood that the Administrative Agent may conclusively rely on a certificate from Borrower Representative in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). The Lenders further irrevocably authorize the Administrative Agent to release any Lien held by the Administrative Agent with respect to certain real property previously owned by Roadrunner (and sold by Roadrunner prior to the Closing Date) located in Vilas County, Wisconsin, and the Administrative Agent hereby agrees to deliver such release to Borrowers on or promptly following the Closing Date. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11. Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.
          14.12. Administrative Agent May File Proofs of Claim.
          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any

amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.17.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          14.13. Other Agents; Arrangers and Managers.
          None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     SECTION 15. GENERAL.
          15.1. Waiver; Amendments.
          No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); or (d) release any party from its obligations under the Guaranty or all or any substantial part of the Collateral granted under the Collateral Documents, change the definition of Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Sections 6.2.2 or 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Term Loan. No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.
          15.2. Confirmations.
          Borrowers and each holder of a Note agree from time to time, upon the reasonable written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
          15.3. Notices.
          Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of any Borrower, and Borrowers shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.
          15.4. Computations.
          Except as otherwise expressly provided in this Agreement, where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made on a consolidated basis for Holdings and its Subsidiaries in accordance with GAAP, consistently applied; provided that if Borrower Representative notifies the Administrative Agent that Borrowers wish to amend any covenant in Sections 10 or 11.13 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies Borrower Representative that the Required Lenders wish to amend Sections 10 or 11.13 (or any related definition) for such purpose), then Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrowers and the Required Lenders. If a court of competent jurisdiction determines that any financial statements delivered to Administrative Agent or Lenders pursuant to the terms of this Agreement have not been prepared in accordance with GAAP and in a manner consistent with the requirements of this Section 15.4, then, without limitation of any other rights and remedies available to Administrative Agent and the Lenders in respect thereof, Administrative Agent shall have the right, in its sole discretion, to (i) reassess, retroactively, compliance by Borrowers with any and all covenants, agreements, conditions, representations and warranties set forth herein that are based, in whole or in part, on the content of such financial statements and/or (ii) recalculate, retroactively, interest payable by Borrowers hereunder. In the event that any such recalculation of interest payable results in additional interest due and payable hereunder, Borrowers shall pay such interest upon demand to Administrative Agent, together with interest thereon at the highest rate provided for hereunder.
          15.5. Costs, Expenses and Taxes.
          Borrowers, jointly and severally, agree to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Administrative Agent and each Lender following the occurrence and during the continuance of an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof (limited, in the case of any workout, restructuring and related negotiations, to Attorney Costs for one external law firm on behalf of all Lenders (other than Administrative Agent), as well as to all such Attorney Costs incurred by Administrative Agent). In addition, Borrowers, jointly and severally, agree to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of Borrowers’ auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2 (limited to only those fees that are reasonable, so long as no Event of Default is in existence at the time Administrative Agent or any Lender exercises rights pursuant to Section 10.2). All Obligations provided for in this

Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
          15.6. Assignments; Participations.
          15.6.1. Assignments.
          (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, the Issuing Lender (for an assignment of the Revolving Loans and the Revolving Commitment) and, so long as no Event of Default exists, Borrower Representative (which consents shall not be unreasonably withheld or delayed and shall not be required (a) for an assignment by a Lender to a Lender or an Affiliate of a Lender and (b) from Borrower Representative if an Event of Default is continuing). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 (or, $1,000,000, in the case of the Term Loan) or, if less, the remaining Commitment and Loans held by the assigning Lender. Borrowers and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment Borrowers would be obligated to pay any greater amount under Sections 7.6 or 8 to the Assignee than Borrowers are then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrowers will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. Borrower Representative shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower Representative has expressly objected to such assignment within three Business Days after notice thereof.
          (b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment plus the principal amount of the Assignee’s Term Loan (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender plus the principal amount of the Term Loan retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrowers any prior Note held by it.
          (c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          15.6.2. Participations.
          Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. Borrowers also agree that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).
          15.7. Register.
          The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.
          15.8. GOVERNING LAW.
          THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
          15.9. Confidentiality.
          As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Issuing Lender or any other Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, Borrowers consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

          15.10. Severability.
          Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of Borrowers and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
          15.11. Nature of Remedies.
          All Obligations of Borrowers and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
          15.12. Entire Agreement.
          This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by Borrowers of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.
          15.13. Counterparts.
          This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.
          15.14. Successors and Assigns.
          This Agreement shall be binding upon Borrowers, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of Borrowers, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrowers may not assign or transfer any of their rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.
          15.15. Captions.
          Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
          15.16. Customer Identification — USA Patriot Act Notice.
          Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or LaSalle, as applicable, to identify the Loan Parties in accordance with the Act.
          15.17. INDEMNIFICATION BY BORROWERS.
          IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, BORROWERS HEREBY, JOINTLY AND SEVERALLY, AGREE TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING THE RELATED TRANSACTIONS) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES

OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, BORROWERS HEREBY, JOINTLY AND SEVERALLY, AGREE TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.
          15.18. Nonliability of Lenders.
          The relationship between Borrowers on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Borrowers agree, on behalf of themselves and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWERS ON BEHALF OF THEMSELVES AND EACH OTHER LOAN PARTY, HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Borrowers acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders
          15.19. FORUM SELECTION AND CONSENT TO JURISDICTION.
          ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          15.20. WAIVER OF JURY TRIAL.
          EACH OF BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
[signature pages follow]

          The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

ROADRUNNER DAWES FREIGHT SYSTEMS, INC.
By:	/s/ Daniel Moorse
Title: VP

SARGENT TRUCKING, INC.
By:	/s/ Daniel Moorse
Title: VP

BIG ROCK TRANSPORTATION, INC.
By:	/s/ Daniel Moorse
Title: VP

MIDWEST CARRIERS, INC.
By:	/s/ Daniel Moorse
Title: VP

SMITH TRUCK BROKERS, INC.
By:	/s/ Daniel Moorse
Title: VP

B&J TRANSPORTATION, INC.
By:	/s/ Daniel Moorse
Title: VP

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Lender and as a Lender
By:	/s/ Kathleen Ross
Title: Senior Vice President

DE MEER MIDDLE MARKET CLO 2006-1, LTD., as a Lender
By:	DE MEER ASSET MANAGEMENT, a division of LaSalle Financial Services Inc., as Collateral Manager

By:	/s/ Authorized Signatory
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Robert A. Rosati
Title: Senior Vice President
Robert A. Rosati

M&I MARSHALL & ILSLEY BANK, as a Lender
By:	/s/ Authorized Signatory
Title: Vice President

By:	/s/ Vic Kearney
Title: Vice President